Exhibit 99.1

Oceaneering Announces Rod Larson
to Succeed Kevin McEvoy as CEO
Planned Succession to Become Effective After
2017 Annual Meeting of Shareholders in May

HOUSTON, February 14, 2017 - Oceaneering International, Inc. (“Oceaneering”) (NYSE:OII) announced today that Roderick A. Larson, who currently serves as Oceaneering’s President, has been designated to succeed M. Kevin McEvoy as Chief Executive Officer (“CEO”), immediately following Oceaneering’s 2017 Annual Meeting of Shareholders, which is scheduled to be held on May 5, 2017.

John R. Huff, nonexecutive Chairman of Oceaneering, said, “After 38 years of dedicated service to Oceaneering in numerous positions, Kevin has led the company with skill and integrity, continuing to drive safety and positioning us for growth and change. The board and all of Oceaneering are proud of the accomplishments Kevin has achieved during his tenure.”

Mr. McEvoy said, “I am very pleased to turn over the CEO role to Rod. Rod is a proven leader who has the experience and track record of delivering results. I know we can count on Rod’s direction, supported by a strong management team, to maintain focus and momentum on Oceaneering’s strategy of providing services and products that facilitate deepwater exploration and production.”

Mr. Larson has served as President since February 2015 and is expected to continue in that role as CEO. He previously served as Senior Vice President and Chief Operating Officer from May 2012 to February 2015. Prior to joining Oceaneering, Mr. Larson was with Baker Hughes Incorporated for more than 20 years, where he held various positions, including serving as President of Latin America. He currently serves on the board of Newpark Resources, Inc.

Mr. McEvoy will continue serving on Oceaneering’s board as a Class III Director until at least May 2019. It is anticipated that Mr. Larson will join Oceaneering’s board concurrent with his appointment as President and CEO.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Oceaneering International, Inc. cautions that statements in this press release which are forward-looking involve risks and uncertainties that may impact Oceaneering’s actual results. The forward-looking statements in this press release concern: expectation that Mr. Larson will succeed M. Kevin McEvoy as CEO immediately following Oceaneering’s 2017 Annual General Meeting of Shareholders; belief that Oceaneering can count on Mr. Larson’s direction, supported by a strong management team, to maintain focus and momentum on Oceaneering’s business strategy of providing services and products that facilitate deepwater exploration and production; expectation that Mr. Larson, as CEO, will continue in the role of President; expectation that Mr. McEvoy will continue serving on Oceaneering’s board as a Class III Director until at least May 2019; and the anticipation that Mr. Larson will be added to the Board of Directors concurrent with his appointment as President and CEO. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering.

Oceaneering is a global provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense, entertainment, and aerospace industries.

For more information on Oceaneering, please visit www.oceaneering.com.

Contact:
Suzanne Spera
Director, Investor Relations
Oceaneering International, Inc.
713-329-4707
investorrelations@oceaneering.com